Exhibit 10.1

SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (this “Agreement”) is made as of the 29th day of June 2012 by and between Mymetics Corporation, a Delaware corporation (the “Company”), and Dr. Sylvain Fleury, a natural person, residing in Switzerland (“Executive”) and amends and restates Executive’s Executive Employment Agreement dated July 1, 2006 that was first amended and restated on September 21, 2006.

WHEREAS, Executive has been acting as the Company’s Chief Scientific Officer under an informal agreement since November 3, 2003;

WHEREAS, the Company wishes to employ Executive as its Chief Scientific Officer and Executive wishes to accept such employment;

WHEREAS, under the terms of the July 1, 2006 Employment Agreement as amended and restated on September 21, 2009, the Company was required to provide sixty (60) days prior to July 1, 2012 notification to Executive not to automatically renew the July 1, 2006 Employment Agreement, which notice the Company provided; and

WHEREAS, the Company and Executive wish to set forth the modified terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing July 1, 2006 (the “Commencement Date”) through December 31, 2012 unless earlier terminated under Section 4 hereof. Notwithstanding anything to the contrary in the preceding sentence, this Agreement shall be automatically extended for an additional six (6) months thereafter unless either party provides notice at least sixty (60) days prior to December 31, 2012 not to extend the term of this Agreement. The period of time between the Commencement Date as defined above and the termination date of Executive’s employment as defined in section 4 hereunder shall be referred to herein as the “Employment Period”.

2.	Duties and Status

The Company hereby engages Executive as its Chief Scientific Officer on the terms and conditions set forth in this Agreement, including the terms and conditions of the Employee Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein (the “Non-Disclosure Agreement”).  During the term of the Employment Period, Executive shall report directly to the President of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

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Executive Employment Agreement

3.	Compensation and Benefits

(a)
Salary.  During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary of CHF25,000 per month, payable monthly or as frequently as the Company’s cash flow allows.

(b)
Bonus.  During the Employment Period, at the discretion of the Board of Directors of the Company (the “Board”) and the Compensation Committee and based on the Company’s performance and individual achievements, the Executive shall be eligible for an annual bonus to be paid in cash or in stock-based awards, including stock options, under the Company’s 2009 Stock Incentive Plan or other subsequent plan covering the employment period.

(c)
Other Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.  In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, twenty five (25) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(d)
Business Expenses.  During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses, in accordance with the Company Expense Policy dated July 1, 2009.

4.	Termination of Employment

(a)
Termination for Cause.  The Company may terminate Executive’s employment hereunder for Cause (defined below).  For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

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Executive Employment Agreement

(i)
a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	the commission and indictment by Executive of any crime involving moral turpitude or a felony; and

(v)
Executive’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

(b)
Termination for Good Reason.  Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below).  For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	The Company’s material breach of this Agreement; or

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

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Executive Employment Agreement

(d)	Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability.  The Employment Period shall be terminated by the death of Executive.  The Employment Period may be terminated by the Board of Directors of the Company if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”).  If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give ninety (90) days’ advance written notice to that effect to Executive.

(f)	Termination Without Cause. The Company, at its election, may terminate Executive’s employment otherwise than for Cause, upon not less than ninety (90) days written notice of termination.

5.	Consequences of Termination

(a)
Without Cause, Non-Renewal or for Good Reason.  In the event of a termination of Executive’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Executive for Good Reason pursuant to Section 4(b) or if this Agreement is not renewed and signed at least under the same terms, including the employment location, at the end of the Employment Period, the Company shall pay Executive (or his estate) and provide him with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

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(i)	Termination Payment. A cash payment, payable 50% at the date of termination and 50% at the end of the Severance Period (defined below), equal to the sum of the following:

(A)	Salary. The equivalent of nine (9) months of Executive’s then-current base salary (the "Severance Period"); plus

(B)
Earned but Unpaid Amounts.  Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(ii)
Other Benefits.  The Company shall provide continued coverage during the Severance Period, if any, under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(iii)
Consulting Services.  Executive agrees that he shall provide technical consulting services to the Company during the Severance Period in connection with prior work that he has done for the Company and that failure to do so in accordance within a timeframe that is mutually agreed to and responsive to the reasonable demands of the Company will result in forfeiture of the payment and other benefits provided under this Section 5.

(iv)
Non-Compete.  Executive agrees that during the Severance Period he shall not provide services similar to those provided to the Company to any person or entity in competition with the Company anywhere in the world.

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Executive Employment Agreement

(b)
Other Termination of Employment.  In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive his salary and any previously earned but unpaid bonus through and including the date of termination.

(c)
Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)
No Other Obligations.  The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements.  Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)
No Mitigation or Offset.  Executive shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

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Executive Employment Agreement

The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

8.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company, unless Executive has already started new professional activities under a non-competition agreement that limits the cooperation, in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

9.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by registered mail, overnight courier with proof of receipt, email followed by email or other written confirmation of receipt or by fax to the following addresses:

If to Executive:

Dr. Sylvain Fleury, Ph. D.
3, Grande Rue
1041 Bottens, Switzerland
Fax:  011-41-21-_________
Email: Sylvain.Fleury@mymetics.com

If to the Company:

Mymetics Corporation
Route de la Corniche 4
Epalinges, Switzerland
Attn:  Grant Pickering, President and CEO
Phone: (206) 999-9129
Fax: 011-41-21-653-24-73

10.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

11.	Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

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Executive Employment Agreement

12.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to €50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than €50,000, the parties hereby agree to submit such claim to mediation.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in San Francisco, California, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator.  The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based.  Mediation shall be governed by, and conducted through, the AAA.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

[Signature Page Follows]

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Executive Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MYMETICS CORPORATION

/s/ Grant Pickering
By: Grant Pickering
Its: President and CEO

/s/ Sylvain Fleury
Sylvain Fleury

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Executive Employment Agreement

Exhibit A

Employee Proprietary Information, Inventions, and Non-Competition Agreement

(See attached)

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Execution Copy

MYMETICSCORPORATION

EMPLOYEE PROPRIETARY INFORMATION,
INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Mymetics Corporation (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             Nondisclosure.

1.1      Recognition of Company's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2      Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3      Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4      No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             Assignment of Inventions.

2.1      Proprietary Rights.  The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world.  “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2      Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions").  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3      Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4      Unassigned Inventions.  I recognize that this Agreement will not be deemed to require assignment of any invention that was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

2.5      Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

2.6      Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7      Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8      Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             Duty of Loyalty During Employment.  I understand that my employment with the Company requires my full attention and effort.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5.             No Solicitation of Employees, Consultants, Contractors or Customers. I agree that for the period of my employment by the Company and for nine (9) months after the date my employment by the Company ends for any reason (including but not limited to voluntary termination by me or involuntary termination by the Company) other than a termination by the Company without Cause as that term is defined in my Employment Agreement with the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to become an employee, consultant or independent contractor to or for any other person or entity, and (ii) solicit any customers of the Company with whom I had contact or whose identity I learned as a result of my employment with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to my employment with the Company and ending on the date my employment with the Company ends.

6.             Non-Compete Provision. I agree that for the period of my employment with the Company, and for the period of nine (9) after the later of (i) the date my employment ends for any reason (including but not limited to voluntary termination by me or involuntary termination by the Company) other than a termination by the Company without Cause as that term is defined in my Employment with the Company, or (ii) the date a court of competent jurisdiction enters an order enforcing this provision, I will not provide services, similar to those I provided to the Company, to any person or entity in competition with the Company anywhere in the world. I acknowledge that this non-compete provision is limited to the types of activities and services I provided in my employment with the Company.  The Company currently specializes in research and development and commercialization of various  prophylactic vaccines based on the virosome tehnology, including AIDS, malaria, RSV and influenza vaccines.  Therefore, the parties agree that a person or entity is in competition with the Company if it provides a job position/responsabilities involving vaccine related  services or goods similar to those provided by the Company at the time my employment with the Company ends.

7.             No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services.  I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

8.             Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

9.             Legal and Equitable Remedies. I recognize that in the course of employment with the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company.  I also recognize that the services I will be employed to provide are personal and unique.  I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.           Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in the signature blocks below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address, by an overnight courier with proof of receipt, two (2) day after being sent,  or if sent by certified or registered mail, three (3) days after the date of mailing.

11.           Notification of New Employer.  In the event that I leave the employ of the Company, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

12.           General Provisions.

12.1         Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of laws principles.  I hereby expressly consent to the personal jurisdiction of the state and federal courts for the State of New York in any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2         Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3         Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4         Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5         Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.6         Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or discussions between us on this subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  July 1, 2006, as amended on September 21, 2009.

I have read this agreement carefully and understand its terms.  I have completely filled out Exhibit A to this Agreement.

Dated: June 29,2012

/s/ Sylvain Fleury
(Signature)

Sylvain Fleury
(Printed Name)

(Address)

Accepted and Agreed To:

MYMETICSCORPORATION, a Delaware corporation

By:	/s/ Grant Pickering

Title:	President and CEO

Dated:	June 29, 2012

Address:	Route de la Corniche 41066 Epalinges, Switzerland

Exhibit 1

Previous Inventions

TO:	MYMETICSCORPORATION

FROM:

DATE:

SUBJECT:	Previous Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Mymetics Corporation (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

Gp41-ter (PCT/IB2004/002433) Mymetics/Px Therapeutic

Virosomes-P1 (PCT/IB2007/000502) Mymetics/INSERM/Pevion

Novel gp41 antigen-(4th generation) (PCT/EP2010/051522) Mymetics

Splitting gp41 (PCT/EP2010/051524) Mymetics/INSERM

Mimotope Tat (PCT/IB2010/001263) Mymetics/INSERM/Université Méditérranée Marseille

☐	Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.